Exhibit 10.35

October 26, 2010

Mr. Michael Summers
[home address]

Dear Mike,

CHC Helicopter 4740 Agar Drive, Richmond, B.C. Canada V7B 1A3 T 604.276.7500 F 604.247.7106 www.chc.ca

We are pleased to confirm our offer of employment to you for the position of ‘Senior Vice President, Human Resources’, reporting to the President and CEO of the CHC Group. In your role you will be employed by Heli-One American Support, LLC (referred to as “CHC”) in Fort Collins, Colorado. This letter will summarize the terms of your employment including the major features of your compensation and benefits plans and practices, and should be read in conjunction with the Employment Agreement between yourself and Heli-One American Support LLC dated October 4, 2010.

In accepting this offer, your commencement date will be October 4, 2010. Your annual salary will be USD$450,000 to be paid semi-monthly. You will also receive a monthly car allowance of USD$900 to be paid semi-monthly.

Subject to your performance after your (6) month review you will be moved onto a schedule whereby your salary will be reviewed annually based on CHC’s fiscal year (May 01 to April 30) and maintained or increased based on your performance and other factors.

In addition to your salary, you will be eligible to participate in the Company Short Term Incentive Plan (STIP). Under this plan, your annual target performance bonus is eighty five percent (85%) of your annual base salary earnings based on corporate performance. For 2011 plan year, you will receive a guaranteed 7/12th of your bonus entitlement at target or $223,125.

SVP, Human Resources	Page 1 of 4

You will be eligible to participate in the Management Equity Program on the following basis:

a)	you will be granted options to purchase 2,782,610 ordinary B shares in the capital stock of 6922767 Holding (Cayman) Inc. (“CaymanCo”) at an exercise price of USD$1.00 per share;

b)	you will be granted the right to subscribe for 50,000 Special A shares in the capital stock of CaymanCo for the subscription price of USD$0.01 per share;

Your annual vacation entitlement is twenty (20) days, pro-rated for the first year on CHC’s fiscal year (May 01 to April 30). Effective the first day of the month after your date of hire, you will be eligible for Heli-One’s U.S. benefits plan, a description of which is attached.

You are eligible to participate in the Heli-One 401k plan on the first quarterly plan entry date after three months of continuous employment. In the 401k plan, your salary deferrals will be matched 100% by the Company on the first 4% of your salary deferred. You are immediately vested upon entry to the plan. In addition to the 401k, as a designated Vice-President, you are eligible for the Supplemental Pension Plan (SPP). Under the SPP, the Company will make additional notional contributions that would have otherwise been payable if there were no annual limits on the level of contributions made under the 401k. Your notional account is subject to investment income/losses based on assumed investment in two Canadian balanced funds. Your account balance is available to you when you leave the Company, and is treated as taxable income.

For each year or partial year of employment with CHC, you will be provided Tax preparation assistance and Tax equalization payments, in accordance with CHC’s standard Tax Equalization Policy which is currently under development.

In the event your employment is terminated by CHC, you will receive severance as per terms of your employment agreement.

In addition, you must observe CHC’s Code of Ethics, all agreements relating to confidentiality and non-disclosure of sensitive information that you may be required to sign during the course of your employment, and all policies and procedures, including any updates of such documents.

SVP, Human Resources	Page 2 of 4

This offer is conditional upon CHC, in its sole discretion, being satisfied that:

(1)	You are not bound by any non-compete agreements with current or former employers that could in any way impact CHC or your ability to carry out the duties for this position;

(2)	You are currently, and will continue to be, legally entitled to work in the country of hire; and

(3)	You are satisfactorily cleared by a criminal background and records check.

This offer is in effect until end-of-business on October 29th, 2010. If you are in agreement with the terms of the above offer of employment, please indicate your acceptance by signing this document and returning a copy of this letter, and the Employment Agreement to James Hughes (james.hughes@chc.ca) by this date.

Mike, on behalf of everyone at CHC, we look forward to working with you as a senior member of our team. Should you have any questions regarding this offer of employment, you may contact me at any time.

Sincerely,

William Amelio, President & CEO

SVP, Human Resources	Page 3 of 4

I have read the terms and conditions of this position outlined in the offer and they are acceptable to me. I consider this offer to be fair and reasonable.

April 11, 2011
Signature of Mike Summers	Date

SVP, Human Resources	Page 4 of 4